Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

August 26, 2022

Enanta Pharmaceuticals, Inc.

500 Arsenal Street

Watertown, MA 02472

Re:	At the Market Offering

Ladies and Gentlemen:

We have acted as counsel to Enanta Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), in connection with the issuance and sale of shares of the common stock, $0.01 par value (the “Common Stock”) of the Corporation having an aggregate offering price of up to $100,000,000 (the “Shares”), which the Corporation may issue and sell from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are being offered pursuant to the Corporation’s shelf registration statement on Form S-3ASR filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2021 (the “Registration Statement”) and the related prospectus supplement dated August 26, 2022 (the “Prospectus Supplement”). The offering and sale of the Shares are being made pursuant to the Open Market Sale AgreementSM, dated August 26, 2022, by and between the Corporation and Jefferies LLC (the “Sales Agreement”).

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the Prospectus Supplement and such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon the certificate of incorporation and by-laws of the Corporation in effect on the date hereof, as and in the forms certified to us by the Corporation. We have relied upon certificates and other assurances of officers of the Corporation and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares have been duly authorized by the Corporation and when issued and paid for in accordance with the terms and conditions of the Sales Agreement in the manner contemplated by the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

ATTORNEYS AT LAW	BOSTON | NEW YORK | PARIS | WASHINGTON | FOLEYHOAG.COM

Enanta Pharmaceuticals, Inc.

August 26, 2022

This opinion is to be relied upon only in connection with the offer and sale of the Securities while the Registration Statement and any and all required post-effective amendments thereto are effective.

This opinion is being delivered solely for the benefit of the Corporation and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, in each case without our prior written consent.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim and obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about August 26, 2022 for incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Stacie S. Aarestad
A Partner